Exhibit 99.1

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

STRATEX NETWORKS ANNOUNCES Q1 FISCAL 2006 FINANCIAL RESULTS

Eclipse Revenue Up 65 Percent; Gross Margins Expand

SAN JOSE, Calif., August 3, 2005 – Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today reported financial results for the first quarter fiscal year 2006, ended June 30, 2005.

Revenues in the first quarter of fiscal 2006 were $54.9 million, compared with $41.1 million in the prior quarter and $46.0 million in the year ago period. Revenues include $4.4 million of previously deferred revenues from one customer of legacy products in which revenue was recognized upon receipt of cash.

The net loss in the first quarter of fiscal 2006 was $4.2 million, or a loss per share of $0.04. This compares to a net loss of $13.3 million, or a loss per share of $0.14 in the prior quarter, and a loss of $8.0 million, or a loss per share of $0.09, in the year ago period.

Total cash and short-term investments at the end of the June quarter was $45.5 million compared with $48.7 million in the prior quarter.

Stratex Networks received $47.1 million in new orders during the first quarter of fiscal 2006. This includes approximately $27 million of orders for the new Eclipse™ product line. Eclipse revenue continued its growth during the quarter, increasing sequentially by more than 65 percent to $24.8 million. The backlog for all product lines totaled $56.2 million as of June 30, 2005. The Company includes orders expected to ship within 12 months in its backlog.

“As we begin our fiscal year, we are gratified that we met or exceeded all of our guidance targets. This includes the solid expansion of our gross margin which reached 23 percent, continuing the margin improvement trend and achieving the highest level in eight quarters,” said Chuck Kissner, chairman and chief executive officer of Stratex Networks, Inc. “The continued acceptance of Eclipse as a highly competitive and cost-effective solution for voice and data-centric applications is reflected in the strong order patterns. We remain confident in the long-term success of our strategy to deliver our customers a value-added wireless platform, and to achieve profitability for Stratex Networks.”

STRATEX NETWORKS, INC. REPORTS FIRST QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

Outlook and Guidance

The following forecasts are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Safe Harbor Statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to the company’s reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

“Demand for our Eclipse wireless platform remains strong and is expected to increase for the fifth consecutive quarter. Based on order patterns for our non-Eclipse, legacy products, we expect gross margins to increase while total product revenue is forecast to moderate in the second quarter. Given our confidence level in Eclipse, we continue to expect to achieve profitability no later than the December quarter of this year,” said Kissner.

Second Quarter Fiscal Year 2006 (ending September 30, 2005)

•	Revenue is expected to range between $46 million and $49 million;

•	Gross margin is expected to be between 25 percent and 27 percent;

•	Loss per share is expected to be in the range of $0.02 to $0.03.

Conference Call

Stratex Networks management will hold a conference call to discuss the company’s financial results today, at 5:00 p.m. Eastern Time. Those wishing to join should dial 706-634-7168 (password: Stratex) at approximately 4:50 p.m. A replay of the call will be available starting one hour after the completion of the call until August 10, 2005. To access the replay, dial 706-645-9291 (pass code: 7677450). A live and an archived webcast of the conference call will also be available via the company’s Web site at www.stratexnet.com

Upcoming Conferences

Stratex Networks management will be presenting at the San Francisco Techfest 2005 on August 10 in San Francisco, and the Merriman Curhan Ford & Co. Annual Investor Summit on September 19 in San Francisco Those wishing to listen to management’s presentation can hear a live and/or an archived webcast of these available events at www.stratexnet.com.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks

STRATEX NETWORKS, INC. REPORTS FIRST QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com .

Safe Harbor Statement

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding the continued rollout, orders and future sales and revenues resulting from the Eclipse wireless transmission platform; expected continued acceptance of and conversion to the Eclipse wireless transmission platform; revenues and gross margins including gross margin improvements resulting from Eclipse; and the continued expectation of profitability in the third fiscal quarter. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including unexpected delays in the schedule for shipments of Eclipse, failure to realize expected cost improvement throughout the Company’s supply chain; inability of the new, lower-cost version of Eclipse expanding the Company’s sales opportunities; order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition resulting in downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, orders and backlog are not necessarily indicative of revenue in any future period. Because the Company’s business is heavily concentrated in foreign markets, there is a significant risk of adverse currency fluctuations and unforeseen governmental action including but not limited to the denial of export and/or import licenses. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-K for the period ended March 31, 2005, on file with the Securities and Exchange Commission.

–    Financial Tables Follow    –

STRATEX NETWORKS, INC. REPORTS FIRST QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	March 31, 2005
Assets

Cash and short-term investments	$45,463	$48,691
Accounts receivable, net	36,237	35,084
Inventories	30,990	36,780
Other current assets	11,647	10,572

Total current assets	124,337	131,127
Property & equipment, net	26,765	28,228
Other assets	954	1,276

Total assets	152,056	$160,631

Liabilities and Stockholders’ Equity

Accounts payable	$28,951	$34,472
Other current liabilities	36,311	33,951

Total current liabilities	65,262	68,423
Other long-term liabilities	29,685	32,185

Total liabilities	94,947	100,608

Stockholders’ equity	57,109	60,023

Total liabilities and stockholders’ equity	$152,056	$160,631

STRATEX NETWORKS, INC. REPORTS FIRST QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,
	2005	2004
Net sales	$54,872	$46,041
Cost of sales	42,271	39,115

Gross profit	12,601	6,926

Operating expenses:
Research and development	3,701	4,364
Selling, general and administrative	11,994	9,630
Amortization of intangible assets	—	395

Total operating expenses	15,695	14,389

Operating loss	(3,094)	(7,463)
Other income (expense)	(795)	(370)

Loss before income taxes	(3,889)	(7,833)
Provision for income taxes	277	151

Net loss	$(4,166)	$(7,984)

Basic and diluted loss per share	$(0.04)	$(0.09)
Basic and diluted weighted average shares outstanding	94,942	84,127